Exhibit 99.1

Gouverneur Bancorp, Inc. Announces Fiscal 2026 Third Quarter and Nine Months Results and Strategic Balance Sheet Optimization

Gouverneur, New York, July 29, 2026:  Gouverneur Bancorp, Inc. (OTCQB: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), today announced the Company’s results for the third quarter and nine months of fiscal year 2026, ended June 30, 2026, and announced a strategic balance sheet optimization in an effort to improve future earnings, strengthen liquidity and enhance long-term shareholder value.

The Company reported net income of $239,000, or $0.23 per basic and diluted share, for the quarter ended June 30, 2026, compared to net income of $217,000, or $0.22 per basic and diluted share, for the quarter ended June 30, 2025. The Company also reported net income of $743,000, or $0.72 per basic and diluted share, for the nine months ended June 30, 2026, compared to net income of $495,000, or $0.48 per basic and diluted share, for the nine months ended June 30, 2025.

Summary of Fiscal 2026 Third Quarter Financial Results

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and securities, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings and club accounts, NOW and money market accounts and time certificates. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges, earnings on bank owned life insurance and loan servicing fees. Non-interest expense currently consists primarily of salaries and employee benefits, directors’ fees, occupancy and data processing expense and professional fees. Our results of operations also may be affected significantly by other factors including, but not limited to, general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets increased by $0.2 million, or 0.08%, from $198.5 million at September 30, 2025 to $198.7 million at June 30, 2026.  Securities-available-for sale decreased $5.7 million, or 14.02%, from $40.9 million as of September 30, 2025, to $35.2 million as of June 30, 2026. The decrease was primarily due to principal paydowns and proceeds received from maturities and sales, partially offset by reinvested proceeds and an increase in the market value of the Bank’s securities portfolio due to fluctuations in market rates. Net loans increased by $3.8 million or 2.88%, from $131.5 million at September 30, 2025 to $135.3 million at June 30, 2026.  The Bank recorded a $12,000 provision for credit loss for both the three months ended June 30, 2026 and 2025, primarily related to residential real estate. The Bank recorded a $30,000 provision for credit loss during the nine months ended June 30, 2026, compared to a $27,000 provision for credit loss recorded during the same period in the prior year.

Deposits increased by $0.9 million, or 0.58%, to $155.7 million at June 30, 2026 from $154.8 million at September 30, 2025 due to seasonal activity from commercial deposit relationships, partially offset by a slight decrease in municipal deposits. At June 30, 2026, the Company held $4.0 million in advances from the Federal Home Loan Bank of New York (the “FHLBNY”), compared to $7.0 million in FHLBNY advances at September 30, 2025. The Bank did not hold any brokered deposits at either June 30, 2026 or September 30, 2025.

Shareholders’ equity was $32.7 million at June 30, 2026, representing an increase of 2.00% from the September 30, 2025 balance of $32.1 million. The increase in shareholders’ equity was primarily a result of an increase in net income, as well as a $0.1 million increase to the market value of the securities portfolio included in accumulated other comprehensive loss. The increase in shareholders’ equity was partially offset by the repurchase of common stock, which was returned to authorized but unissued status by the Company, and by the declaration and payment of dividends. The Company declared cumulative dividends of $0.18 per share totaling $191,000 during the nine months ended June 30, 2026, paid in November 2025 and May 2026.  The Company’s book value was $30.93 per common share based on 1,059,003 shares issued and outstanding at June 30, 2026. The Company’s book value was $30.55 per common share based on 1,050,945 shares issued and outstanding at September 30, 2025.

Total interest income increased $82,000, or 3.78%, from $2.2 million for the quarter ended June 30, 2025 to $2.3 million for the quarter ended June 30, 2026 due to an increase in loan income, partially offset by a decrease in interest income from investments in taxable securities. For the nine months ended June 30, 2026, total interest income increased $243,000, or 3.75%, from $6.5 million for the nine months ended June 30, 2025 to $6.7 million. Interest income on loans increased $150,000, or 8.72%, from $1.7 million for the quarter ended June 30, 2025 to $1.9 million for the quarter ended June 30, 2026. For the nine months ended June 30, 2026, interest income on loans increased $426,000, or 8.36%, from the same period in fiscal 2025 due to an increase in loan volume origination and loan repricing.

Total interest expense increased $21,000, or 5.83%, from $360,000 for the quarter ended June 30, 2025 to $381,000 for the quarter ended June 30, 2026. For the nine months ended June 30, 2026, total interest expense increased $17,000, or 1.48%, remaining at $1.2 million for both the nine months ended June 30, 2026 and 2025. Interest expense on deposits decreased $13,000, from $360,000 for the quarter ended June 30, 2025 to $347,000 for the quarter ended June 30, 2026. For the nine months ended June 30, 2026, interest expense on deposits decreased $117,000, from $1.2 million for the nine months ended June 30, 2025 to $1.0 million. Interest expense on FHLBNY borrowings was $34,000 and $134,000 for the three and nine months ended June 30, 2026, respectively, compared to no interest expense on FHLBNY advances for the three and nine months ended June 30, 2025. The increase in total interest expense for the three and nine months ended June 30, 2026 was due to the increase in interest expense on FHLBNY advances, partially offset by a decrease in retail deposit rates, consistent with decreases to the federal funds rate, as compared to the respective prior periods.

Net interest margin, which represents net interest income as a percentage of average interest-earning assets, was 4.25% and 4.15% for the quarters ended June 30, 2026 and 2025, and 4.17% and 4.07% for the nine months ended June 30, 2026 and 2025, respectively. Net interest margin increased primarily due to an increase in net interest income.

Non-interest income decreased $1,000, or 0.39%, from $256,000 for the quarter ended June 30, 2025 to $255,000 for the quarter ended June 30, 2026. The decrease is primarily due to a $10,000 decrease in earnings on the deferred fees plan, primarily due to fluctuations with market rates. For the nine months ended June 30, 2026, non-interest income increased $118,000, or 16.67%, from $708,000 for the nine months ended June 30, 2025 to $826,000. The increase is primarily due to a $103,000 gain recognized from a bank-owned life insurance death benefit received during the first quarter of fiscal 2026.

Non-interest expense increased $75,000, from $1.8 million for the quarter ended June 30, 2025, to $1.9 million for the quarter ended June 30, 2026. The total increase included a $100,000 increase in other non-interest expense for the three months ended June 30, 2026 compared to the three months ended June 30, 2025. This was primarily due to higher supplemental retirement plan expenses, increased ATM card processing costs, higher credit bureau fees resulting from increased lending activity, and a year-over-year increase in miscellaneous expense due to the recognition of a recovery in the prior-year period that did not recur in the current period. Foreclosed assets, net decreased $36,000 to a net benefit of $18,000 for the three months ended June 30, 2026, compared to an expense of $18,000 for the three months ended June 30, 2025. The change was primarily due to the sale of a foreclosed property during the three months ended June 30, 2026. For the nine months ended June 30, 2026, non-interest expenses increased $89,000 compared to the same period in fiscal 2025. This was primarily due to the before mentioned non-recurrence of a recovery recognized in miscellaneous expense during the prior-year period. Foreclosed asset expenses decreased $61,000 to a net benefit of $42,000 for the nine months ended June 30, 2026, compared to a net expense of $19,000 for the nine months ended June 30, 2025. The change was primarily due to a favorable fair value adjustment and subsequent gain on the sale of one foreclosed property and the sale of a different foreclosed property during the nine months ended June 30, 2026.

Financial and Operational Metrics (GAAP) – The following information is unaudited and preliminary and based on the Company’s current data available at the time of presentation and is subject to change.

	As of	As of
	6/30/2026	9/30/2025

	(In Thousands)
	(unaudited)
Statement of Condition
Assets
Cash and Cash Equivalents	$6,339	$4,659
Securities Available-for-Sale	35,194	40,931
Loans Receivable, Net of Allowance for Credit
Losses and Deferred Loan Fees	135,297	131,504
Premises and Equipment, Net	3,082	2,904
Goodwill and Intangible Assets	5,288	5,531
Accrued Interest Receivable and Other Assets	13,478	12,999
Total Assets	$198,678	$198,528

Liabilities and Shareholders’ Equity
Deposits	$155,681	$154,780
FHLB Advances	4,000	7,000
Accrued Interest Payable and Other Liabilities	6,246	4,640
Total Liabilities	165,927	166,420

Common Stock	11	11
Additional Paid in Capital	6,334	6,514
Unearned Common Stock held by ESOP	(463)	(501)
Retained Earnings	29,524	28,972
Accumulated Other Comprehensive Loss	(1,983)	(2,187)
Authorized but Unissued Stock	(672)	(701)
Total Shareholders’ Equity	32,751	32,108
Total Liabilities and Shareholders’ Equity	$198,678	$198,528

	For the Three Months Ended		For the Nine Months Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025

	(In Thousands except per share data)
	(unaudited)
Statement of Earnings
Interest Income	$2,252	$2,170	$6,716	$6,473
Interest Expense	381	360	1,168	1,151
Net Interest Income	1,871	1,810	5,548	5,322

Less: Provision for Credit Loss	12	12	30	27
Net Interest Income After Provision for Credit Loss	1,859	1,798	5,518	5,295

Non-interest Income	255	256	826	708
Non-interest Expenses	1,861	1,786	5,563	5,474

Income Before Income Tax Expense	253	268	781	529
Less: Income Tax Expense	14	51	38	34
Net Income	$239	$217	$743	$495

Performance Ratios
Basic and Diluted Earnings per Share	$0.23	$0.22	$0.72	$0.48
Annualized Return on Average Assets	0.48%	0.44%	0.50%	0.34%
Annualized Return on Average Equity	3.04%	2.79%	3.08%	2.08%
Net Interest Margin	4.25%	4.15%	4.17%	4.07%

Fiscal 2026 Fourth Quarter Strategic Balance Sheet Optimization

Subsequent to quarter-end, in July 2026, the Company sold approximately $23.8 million of available-for-sale investment securities with a weighted average yield of 3.62%, recognizing an estimated pre-tax loss of approximately $2.0 million. Because these securities were classified as available-for-sale, a substantial portion of the loss had previously been recognized through accumulated other comprehensive income (“AOCI”), reducing the impact to tangible capital at the time of sale.

To satisfy ongoing collateral and pledging requirements, the Company reinvested approximately $11.6 million of the proceeds into shorter-duration available-for-sale investment securities with a weighted average yield of 5.01%. Management believes that these securities provide stronger cash flow characteristics, lower duration and reduced interest rate sensitivity while generating higher yields than the securities sold. The remaining proceeds from the securities were used to repay FHLBNY advances and increase liquidity available to fund higher-yielding loan growth.

The Company is also in the process of selling approximately $20.0 million of lower-yielding loans with a weighted average yield of approximately 3.70%. The loan sale transaction is expected to close during the quarter ending September 30, 2026, and is currently expected to result in an estimated pre-tax loss of approximately $2.0 million. The Company will retain servicing rights on the loans, allowing it to continue servicing its customers while generating ongoing service income. Proceeds from the loan sale are expected to be redeployed into higher yielding loan originations over time.

Management currently estimates the balance sheet optimization transaction will have an earn-back period of approximately 5 years based on improvements in net interest income. Because a substantial portion of the securities loss had previously been reflected in AOCI, the accounting loss recognized upon sale does not represent the full economic impact of the transaction. As excess liquidity is redeployed into higher-yielding loans over time, the strategy is currently expected to increase net interest margin by approximately 51 basis points and increase annual earnings per share by approximately $0.58 once fully deployed. The Company expects to remain well-capitalized following completion of the balance sheet optimization transaction, with capital ratios projected to remain substantially in excess of the regulatory standards required to be considered a “well-capitalized” institution. Management believes the strategy will enhance future earnings while preserving financial flexibility to support continued loan growth.

Stephen Jefferies, President and Chief Executive Officer, commented, “This balance sheet optimization is an investment in our future earnings. By repositioning lower-yielding assets today, we believe that we will improve our net interest margin, strengthen liquidity and create greater capacity to support future loan growth, while maintaining strong capital levels.”

This strategic optimization is not expected to impact the Company’s ability to continue evaluating opportunities to effect future share repurchases and pay cash dividends, as market conditions permit and when management and the Board determine such actions are financially prudent.

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals.  At June 30, 2026, Gouverneur Bancorp, Inc. had total assets of $198.7 million, total deposits of $155.7 million and total stockholders’ equity of $32.8 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: our ability to recognize the anticipated benefits of the strategic balance sheet optimization transaction that we implemented in July 2026 in accordance with expected earn-back timelines or at all; our ability to successfully implement our current capital management strategies, including with respect to the adoption of future stock repurchase programs and the continued payment of cash dividends; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as on general economic and financial market conditions; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 and other reports the Company files with the SEC, which are available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company and the Bank assume no obligation to update any forward-looking statements.

For more information, contact Stephen Jefferies, President and Chief Executive Officer at (315) 287-2600.